EXHIBIT 10.1
Description of Compensation Arrangements with Non-Employee Directors
Directors of the Company who are also Company employees receive no additional or special compensation for serving as directors.
Following is a description of the compensation arrangements for the Company’s non-employee directors and Director Emeritus.
Cash Compensation. Effective as of the beginning of fiscal year 2006, the Company’s directors who are not employees and the Company’s Director Emeritus receive an annual cash fee of $32,000, payable in four equal quarterly installments of $8,000 at the beginning of each fiscal quarter. In addition, effective as of the beginning of fiscal year 2006, each non-employee director who serves as a chair of the committee of the Company’s Board of Directors receives the following annual cash fees, in each case payable in four equal quarterly installments at the beginning of each fiscal quarter:
•	chairperson of the Audit Committee – $10,000;

•	chairperson of the Compensation and Stock Option Committee – $5,000; and

•	chairperson of the Nominations and Corporate Governance Committee – $3,000.
All non-employee directors and the Director Emeritus also receive reimbursement of out-of-pocket expenses for attendance at each Board or committee meeting.
Equity Compensation. The Company’s non-employee directors, but not its Director Emeritus, also receive equity compensation for serving as directors.
For service during the 2005 fiscal year and in lieu of any other option or other equity grant for service during that fiscal year, each of the Company’s non-employee directors are eligible to receive a one-time grant of:
•	467 shares of Class A common stock (which is equal to $32,000 divided by $68.55, the fair market value of the stock on the day of grant); and

•	a fully vested option to purchase 1,867 shares of the Company’s Class A common stock (which is equal to four times the number of shares granted under first bullet above), with an exercise price of $68.55, which was the fair market value of the stock on the date of grant. The options are exercisable for a period of 6 years, subject to earlier termination following termination of service as a director.
The option grant to non-employee directors described above was made on January 30, 2006. The grant of 467 shares of Class A Common Stock described above has not yet been made and will be made to non-employee directors if and when the Company have a stock incentive plan approved by stockholders that permits it to make the grants to the Company’s non-employee directors; for example, when and if the Company’s stockholders approve the Company’s 2006 Stock Incentive Plan at the Company’s 2006 Annual Meeting of Stockholders. The stock grants could not be made because the Company’s non-employee directors are currently eligible to receive awards only under the Company’s 2001 Employee, Director and Consultant Stock Option Plan (which only allows the Company to grant options) and are not eligible to receive awards under the Company’s 1992 Equity Incentive Plan (which allows the Company to grant options, stock appreciation rights, performance shares and restricted stock awards).
Effective as of the beginning of fiscal year 2006, for service during each fiscal year after 2005, the company’s non-employee directors will receive annual grants, as of the first business day of the fiscal year immediately following such fiscal year, of:
•	a number of shares of stock equal to $32,000 divided by the fair market value of our Class A Common Stock on the date of grant; and

•	a fully vested option to purchase such number of shares of Class A Common Stock as is equal to the number of shares of restricted stock awarded under the previous bullet times the ratio of option shares to restricted stock shares determined for the Company’s long term incentive plan grants for such fiscal year, with an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant. The options will be exercisable for a period of 6 years, subject to earlier termination following termination of service as a director.